EXHIBIT 99.2-Press Release dated November 6, 1995.

                                                PRESS RELEASE

Electronic Systems Technology                   509-735-9092(O)
415 N. Quay Street  Kennewick  WA  99336        509-783-5475(FAX)


EST ANNOUNCES 3rd QTR., 1995 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON - NOVEMBER  6, 1995 - Electronic Systems Technology Inc.
(EST)(OTC:ELST), a manufacturer of wireless communications hardware, today announced sales and results of operations for the three and nine month periods ended September 30, 1995.

EST reported record sales for the third quarter of $414,663 compared to $322,204 for the same quarter in 1994. Net income was $105,824, or $0.02 per share, compared with net income of $79,336, or $0.01 per share, for the third quarter of 1994. For the nine month period, EST reported net income of $218,830 or $0.04 per share on sales of $1,154,290 compared with net income of $135,817 or $0.03 per share on sales of $889,928 for the same period in 1994.

           Selected Statement of Operations Information
                           (Unaudited)
                            Three Months Ended     Nine Months Ended
                            Sept 30    Sept 30    Sept 30    Sept 30
                              1995       1994       1995       1994
                            -------    -------    -------    -------
Sales                    $  414,663    322,204  $1,154,290   889,928
Net income before tax       160,339    120,206     355,545   205,783
Net income                  105,824     79,336     218,830   135,817
Weighed average common
    shares outstanding    5,396,256  5,369,612   5,396,256 5,396,612
Earnings per Share       $     0.02       0.01  $     0.04      0.03

               Selected Balance Sheet Information
                           (Unaudited)
                                  June 30     December 31
                                    1995           1994
                                  -------     -----------
Cash and cash equivalents     $   943,943        769,967
Total current assets            1,825,473      1,483,045
Property & equipment(net)         121,307        104,119
Total assets                    1,955,667      1,597,612
Total current liabilities         117,224         33,197
Long-term debt                          0              0
Stockholders' equity            1,827,893      1,555,558

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.